Exhibit 99.1

Release: July 27, 2023

Canadian Pacific Kansas City Limited declares dividend

Calgary – The Board of Directors of Canadian Pacific Kansas City Limited (TSX: CP) (NYSE: CP) (CPKC) today declared a quarterly dividend of $0.19 per share on the outstanding Common Shares.

The dividend is payable on Oct. 30, 2023 to holders of record at the close of business on Sept. 29, 2023, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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Chris de Bruyn

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